                                                                  EXHIBIT 23(ii)


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Ramsay Youth Services, Inc. 2001 Stock Option Plan, Ramsay Youth Services, Inc. 1997 Long Term Incentive Plan, Ramsay Youth Services, Inc. 1996 Long Term Incentive Plan, Ramsay Youth Services 1995 Long Term Incentive Plan and Ramsay Youth Services, Inc. 1997 Supplemental Long Term Incentive Plan of our report dated March 15, 1999, with respect to the consolidated financial statements of Ramsay Youth Services, Inc. (which statements are not presented separately therein) included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP



Miami, Florida
August 16, 2001